EXHIBIT 5.1

GOLENBOCK EISEMAN ASSOR BELL & PESKOE
437 Madison Avenue, 40th Floor
New York, New York 10022

July 19, 2007

HydroGen Corporation
2 Juniper Street
Versailles, PA 15132

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) filed by HydroGen Corporation (“Company”), a Nevada corporation, under the Securities Act of 1933, as amended (“Act”), with respect to an aggregate of 2,400,000 shares of common stock, par value $.001 per share (“Common Stock”), to be offered by the Company under the Company’s 2005 Performance Equity Plan “2005 Plan”) and 2007 Equity Performance Plan (“2007 Plan”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting future awards under the 2005 Plan and 2007 Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Nevada, the certificate of incorporation and by-laws of the Company and the terms of the 2005 Plan and 2007 Plan as applicable.

Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company under the 2005 Plan and 2007 Plan, when sold in accordance with the terms of the 2005 Plan and 2007 Plan, respectively, and the individual instruments or agreements governing their issuance, will be legally issued, fully paid and non-assessable, although they may be subject to contractual restrictions established by the 2005 Plan and 2007 Plan, respectively, or the individual instrument or agreement.

In giving this opinion, we have assumed that all certificates for the Company’s shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Golenbock Eiseman Assor Bell & Peskoe